Exhibit 5.1

330 North Wabash Avenue Suite 2800 Chicago, Illinois 60611 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
November 15, 2019	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
Aon Corporation	London	Singapore
200 East Randolph Street	Los Angeles	Tokyo
Chicago, Illinois 60601	Madrid	Washington, D.C.
Milan

Aon plc

The Aon Centre, The Leadenhall Building

122 Leadenhall Street

London, England EC3V 4AN

Re:	Registration Statement Nos. 333-227514-01 and 333-227514; $500,000,000 Aggregate Principal Amount of Senior Notes due 2022.

Ladies and Gentlemen:

We have acted as special U.S. counsel to Aon Corporation, a Delaware Corporation (the “Company”), and Aon plc, a public limited company incorporated under the laws of England and Wales (the “Guarantor”), in connection with the issuance of $500,000,000 aggregate principal amount of the Company’s 2.200 % Senior Notes due 2022 (the “Notes”), under an indenture, dated as of December 3, 2018 (the “Indenture”), among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and an officers’ certificate, dated November 15, 2019, setting forth the terms of the Notes, and pursuant to a registration statement on Form S-3ASR under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2018 (Registration Nos. 333-227514-01 and 333-227514) (the “Registration Statement”). The Guarantor is providing the guarantee of the Notes (the “Guarantee” and, together with the Notes, the “Securities”) pursuant to the guarantee endorsed on the certificate evidencing the Notes and the Indenture. The Securities are to be sold by the Company pursuant to an underwriting agreement, dated November 13, 2019 (the “Underwriting Agreement”), among the Company, the Guarantor and the underwriters named therein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Securities.

November 15, 2019

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the general corporation law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning English law are addressed in the opinion of Latham & Watkins (London) LLP, which has been separately provided to you. We express no opinion with respect to those matters herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.

The Notes have been duly authorized by all necessary corporate action of the Company and, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.

When the Notes have been duly executed by duly authorized officers of the Company, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, and the Guarantee has been duly executed by a duly authorized officer of the Guarantor, the Guarantee will be legally valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any debt securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) advance

November 15, 2019

waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (n) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantee and the Notes (collectively, the “Documents”) have been or will be duly authorized, executed and delivered by the parties thereto other than the Guarantor, (b) that the Documents constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company and the Guarantor, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations, or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K, dated November 15, 2019, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP